Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

between

BLUE RIDGE BANKSHARES, INC.

and

BAY BANKS OF VIRGINIA, INC.

August 12, 2020

-i-

-ii-

-iii-

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger

EXHIBIT 1.3(a)	Form of Subsidiary Bank Agreement and Plan of Merger

EXHIBIT 1.4(a)	Form of Bylaw Amendments to Bylaws of the Continuing Corporation

EXHIBIT 1.4(b)	Form of Bylaw Amendments to Bylaws of the Continuing Bank

EXHIBIT 5.8(a)	Form of BAYK Affiliate Agreement

EXHIBIT 5.8(b)	Form of BRBS Affiliate Agreement

EXHIBIT 5.9	Form of Directors Noncompetition Agreement

INDEX OF DEFINED TERMS

ACA	Section 3.3(o)(ii)
Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
BAYK	Recitals
BAYK Benefit Plan(s)	Section 5.10(a)
BAYK Board Recommendation	Section 5.3(b)
BAYK Book-Entry Shares	Section 2.1(d)
BAYK Common Certificate	Section 2.1(d)
BAYK Common Stock	Section 2.1(b)
BAYK Continuing Employees	Section 5.10(a)
BAYK Directors	Section 1.4(a)
BAYK PTO Policy	Section 5.10(c)
BAYK Shareholder Approval	Section 3.3(c)(i)
BAYK Shareholders Meeting	Section 5.3(b)
BAYK Stock Award	Section 2.3(b)
BAYK Stock Option	Section 2.3(a)
BAYK Stock Plan	Section 2.3(a)
BAYK 401(k) Plan	Section 5.10(g)
BHCA	Section 3.3(a)
BRBS PTO Policy	Section 5.10(c)
BRBS	Recitals
BRBS Benefit Plan(s)	Section 5.10(a)
BRBS Board Recommendation	Section 5.3(a)
BRBS Common Stock	Section 2.1(a)
BRBS Director	Section 1.4(a)
BRBS Shareholder Approval	Section 3.3(c)(i)
BRBS Shareholders Meeting	Section 5.3(a)
BRBS Stock Plan	Section 3.3(d)(iii)
BRBS 401(k) Plan	Section 5.10(g)
Bank Reports	Section 3.3(g)
Benefit Plan(s)	Section 3.3(o)(i)
Blue Ridge Bank	Section 1.3(a)
Change in BAYK Recommendation	Section 5.5(e)
Change in BRBS Recommendation	Section 5.5(e)
Closing	Section 1.2(b)
Closing Date	Section 1.2(b)
Code	Recitals
Computer Systems	Section 3.3(cc)(i)
Confidentiality Agreements	Section 5.2(c)
Continuing Bank	Section 1.3(a)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(b)
CRA	Section 3.3(k)
Derivative Contract	Section 3.3(u)(iv)
Director Noncompetition Agreements	Section 5.9

v

Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.8
ERISA	Section 3.3(o)(i)
ERISA Affiliate	Section 3.3(o)(i)
Effective Time	Section 1.2(a)
Environmental Claim	Section 3.3(r)(iv)(A)
Environmental Laws	Section 3.3(r)(iv)(B)
ESOP	Section 3.3(o)(xvii)
ESOP Statement	Section 5.10(i)
Exchange Act	Section 3.3(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.3(t)
Joint Proxy Statement	Section 3.3(c)(iv)
Knowledge	Section 3.2(c)
Loan	Section 3.3(q)(x)
Loan Loss Allowance	Section 3.3(q)(iii)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(j)
Materials of Environmental Concern	Section 3.3(r)(iv)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
Notice of Recommendation Change	Section 5.5(f)
OREO	Section 3.3(q)(iv)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Proceedings	Section 3.3(k)
PTO	Section 5.10(c)
Registration Statement	Section 3.3(c)(iv)
Regulatory Approvals	Section 5.6(a)
Regulatory Agencies	Section 3.3(g)
Replacement Option	Section 2.3(a)
Rights	Section 3.3(d)(iv)
SEC	Section 3.3(c)(iv)
SEC Reports	Section 3.3(c)(iv)
Securities Act	Section 3.3(c)(iv)
Subordinated Notes	Section 5.21
Subsidiary(ies)	Section 3.3(b)
Subsidiary Bank Merger	Section 1.3(a)
Subsidiary Merger Effective Time	Section 1.3(a)
Superior Proposal	Section 5.5(d)
Tax	Section 3.3(l)(i)

Tax Returns	Section 3.3(l)(i)
Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(t)
Terminated Benefit Plan	Section 3.3(o)(xv)
Treasury Regulations	Recitals
Termination Fee	Section 7.4(a)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of August 12, 2020, between BLUE RIDGE BANKSHARES, INC., a Virginia corporation (“BRBS”), and BAY BANKS OF VIRGINIA, INC., a Virginia corporation (“BAYK”).

WHEREAS, the Boards of Directors of BRBS and BAYK have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of BAYK with and into BRBS (the “Merger”);

WHEREAS, the Boards of Directors of BRBS and BAYK have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes and applicable state income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER AND RELATED MATTERS

1.1	The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2(a)) and in accordance with the Virginia Stock Corporation Act (the “VSCA”), BAYK will be merged with and into BRBS pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of BAYK thereupon shall cease, and BRBS will be the surviving corporation in the Merger (BRBS is sometimes referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Time or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of BAYK, and all of the debts, liabilities, obligations, claims, restrictions and duties of BAYK shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

1.2	Effective Time; Closing.

(a) On the Closing Date (as defined herein), the parties shall execute and cause to be filed the Articles of Merger with the Virginia State Corporation Commission as provided in Section 13.1-720 of the VSCA. The Merger will become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission or at such other date and time as mutually agreed to by the parties and set forth in the Articles of Merger (the “Effective Time”).

(b) Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern Time at the offices of Troutman Pepper Hamilton Sanders LLP, Richmond, Virginia, on the fifth (5th) business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 6 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other date mutually agreed to by the parties and which shall be held at or prior to the Effective Time (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Effective Time will be exchanged by the parties on the Closing Date.

1.3	Subsidiary Bank Merger.

(a) At the Effective Time or as soon thereafter as reasonably practicable, Virginia Commonwealth Bank, the wholly-owned Virginia chartered commercial bank subsidiary of BAYK, shall be merged with and into Blue Ridge Bank, National Association, the wholly-owned national banking association subsidiary of BRBS (“Blue Ridge Bank”), pursuant to a Subsidiary Bank Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit 1.3(a) (the “Subsidiary Bank Merger”). Blue Ridge Bank shall be the surviving bank in the Subsidiary Bank Merger (sometimes referred to herein as the “Continuing Bank” whenever reference is made to it as of the effective date and time of the Subsidiary Bank Merger (the “Subsidiary Merger Effective Time”) or thereafter). As soon as practicable after the approval of this Agreement by the Boards of Directors of BRBS and BAYK, each of BRBS, Blue Ridge Bank, BAYK and Virginia Commonwealth Bank, respectively, shall take all actions necessary, including effecting the necessary shareholder and board of director approvals, to approve and adopt a final Subsidiary Bank Agreement and Plan of Merger with respect to the Subsidiary Bank Merger, all of which shall be conditioned on the consummation of the Merger. Prior to the Subsidiary Merger Effective Time, such parties shall take all actions necessary to approve and adopt any and all other agreements and documents to effect the Subsidiary Bank Merger.

(b) BRBS may at any time change the method or timing of effecting the combination of Blue Ridge Bank and Virginia Commonwealth Bank if and to the extent BRBS deems such changes necessary, appropriate or desirable for any reason in its discretion (including, without limitation, to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the BAYK shareholders, (iii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iv) materially impede or delay consummation of the transactions contemplated by this Agreement or (v) result in the Subsidiary Bank Merger occurring prior to the Merger; and provided, further, that BRBS shall provide BAYK with five (5) days’ prior written notice of such change and the reasons therefor.

(c) The headquarters of the Continuing Corporation shall remain in Charlottesville, Virginia, and the headquarters of the Continuing Bank shall be located in Richmond, Virginia.

1.4	Corporate Governance and Related Matters.

(a) Prior to the Effective Time, BRBS shall take all actions necessary to adopt the amendments to the Bylaws of BRBS substantially in the form set forth in Exhibit 1.4(a), effective as of the Effective Time. On or prior to the Effective Time, the Board of Directors of BRBS shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Time to be fixed at such number, not to exceed thirteen (13), consisting of (i) seven (7) current BRBS directors to be designated by BRBS (after consultation with BAYK) prior to the Effective Time, including each of the current Chairman of the Board of Directors (who shall be the Chairman of the Board of Directors of the Continuing Corporation at the Effective Time) and current Chief Executive Officer of BRBS (the “BRBS Directors”), and (ii) six (6) current BAYK directors to be designated by BAYK (after consultation with BRBS) prior to the Effective Time, including each of the current Chairman of the Board of Directors and current Chief Executive Officer of BAYK (the “BAYK Directors”). No other directors of BRBS or BAYK shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Time. The BRBS Directors and the BAYK Directors will be split as equally as possible among the three (3) classes of directors to serve staggered terms; provided, however, that the current Chief Executive Officer of BAYK shall be designated to serve in the class of directors for a term expiring in 2024. Subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents (as defined herein) and corporate governance guidelines), the Continuing Corporation shall nominate and recommend each BAYK Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Time, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect each BAYK Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.

(b) Prior to the Subsidiary Merger Effective Time, Blue Ridge Bank shall take all actions necessary to adopt the amendments to the Bylaws of Blue Ridge Bank substantially in the form set forth in Exhibit 1.4(b), effective as of the Subsidiary Merger Effective Time. On or prior to the Subsidiary Merger Effective Time, BRBS, as the sole shareholder of Blue Ridge Bank, and the Blue Ridge Bank Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Continuing Bank at the Subsidiary Merger Effective Time to be fixed at such number, not to exceed thirteen (13), consisting of the BRBS Directors and the BAYK Directors. No other directors of BRBS or BAYK shall be designated to serve on the Board of Directors of the Continuing Bank at the Subsidiary Merger Effective Time. Provided that each BAYK Director continues to be eligible to serve as a director of BRBS, and subject to compliance by the Board of Directors of the Continuing Bank with its fiduciary duties (including compliance with the Continuing Bank’s Organizational Documents and corporate governance guidelines) the Continuing Bank shall nominate each BAYK Director for reelection to the Board of Directors of the Continuing Bank at the first annual meeting of the sole shareholder of the Continuing Bank following the Subsidiary Merger Effective Time.

(c) Subject to and in accordance with the Bylaws of the Continuing Corporation, effective as of the Effective Time, Randal R. Greene shall be appointed President and Chief Operating Officer of the Continuing Corporation. As of the Effective Time, Brian K. Plum, the current President and Chief Executive Officer of BRBS, shall continue as Chief Executive Officer of the Continuing Corporation. The Board of Directors of BRBS will take such actions as are necessary prior to the Effective Time to cause such persons to be elected or appointed to such offices of the Continuing Corporation as of the Effective Time.

(d) Subject to and in accordance with the Bylaws of the Continuing Bank, effective as of the Subsidiary Merger Effective Time, Randal R. Greene shall be appointed President and Chief Executive Officer of the Continuing Bank. The Board of Directors of Blue Ridge Bank will take such actions as are necessary prior to the Subsidiary Merger Effective Time to cause such person to be elected or appointed to such offices of the Continuing Bank as of the Subsidiary Merger Effective Time.

(e) Prior to the Effective Time and the Subsidiary Merger Effective Time, BRBS and Blue Ridge Bank shall take all actions necessary to cause and accept the resignations of all current directors of BRBS and Blue Ridge Bank other than those individuals who will serve as BRBS Directors of the Continuing Corporation and the Continuing Bank immediately after the Merger and the Subsidiary Bank Merger, respectively.

1.5	Articles of Incorporation and Bylaws of BRBS; Articles of Association and Bylaws of Blue Ridge Bank.

(a) The Articles of Incorporation of BRBS as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Continuing Corporation at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of BRBS as in effect immediately prior to the Effective Time, as such Bylaws are proposed to be amended as set forth in Section 1.4(a) hereof, will be the Bylaws of the Continuing Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.

(b) The Articles of Association of Blue Ridge Bank as in effect immediately prior to the Subsidiary Merger Effective Time will be the Articles of Association of the Continuing Bank at and after the Subsidiary Merger Effective Time until thereafter amended in accordance with applicable law. The Bylaws of Blue Ridge Bank as in effect immediately prior to the Subsidiary Merger Effective Time, as such Bylaws are proposed to be amended as set forth in Section 1.4(b) hereof, will be the Bylaws of the Continuing Bank at and after the Subsidiary Merger Effective Time until thereafter amended in accordance with applicable law.

1.6	Tax Consequences.

Each of the parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to constitute a

“reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (and any comparable provision of state law) for federal income tax purposes and applicable state income tax purposes. This Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. BRBS and BAYK shall prepare and file with each of their respective Tax Returns (as defined herein) all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law. Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to its respective counsel, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Registration Statement (as defined herein) and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax (as defined herein) treatment of the Merger.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1	Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of BRBS or BAYK, or their respective shareholders:

(a) Subject to Section 2.1(e), each share of common stock, no par value per share, of BRBS (“BRBS Common Stock”), that is issued and outstanding immediately before the Effective Time, shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall remain unchanged by the Merger.

(b) Subject to Section 2.1(e), each share of common stock, par value $5.00 per share, of BAYK (“BAYK Common Stock”), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8), shall be converted into and exchanged for the right to receive 0.5000 shares (the “Exchange Ratio”) of common stock, no par value per share, of the Continuing Corporation (the “Continuing Corporation Common Stock”), plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”).

(c) All shares of BAYK Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(d) Each certificate previously representing shares of BAYK Common Stock (a “BAYK Common Certificate”) and the non-certificated shares of BAYK Common Stock (the “BAYK Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each underlying share of BAYK Common Stock (i) the Merger Consideration upon the surrender of such BAYK Common Certificate or BAYK Book-Entry Shares in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(e) Each share of BAYK Common Stock held by either party and each share of BRBS Common Stock held by BAYK or any of BAYK’s Subsidiaries prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of BRBS Common Stock shall resume the status of authorized and unissued shares of Continuing Corporation Common Stock.

2.2	Exchange Procedures.

(a) On or before the Closing Date, BRBS shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by BRBS (in such capacity, the “Exchange Agent”), for the benefit of the holders of the BAYK Common Certificates and BAYK Book-Entry Shares, at the election of BRBS, either certificates representing the shares of Continuing Corporation Common Stock or non-certificated shares of Continuing Corporation Common Stock (or a combination) issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for BAYK Common Certificates and BAYK Book-Entry Shares.

(b) As promptly as practicable after the Effective Time, the Continuing Corporation shall cause the Exchange Agent to send to each former shareholder of record of BAYK Common Stock immediately before the Effective Time customary transmittal materials for use in exchanging such shareholder’s BAYK Common Certificates or BAYK Book-Entry Shares for the Merger Consideration.

(c) The Continuing Corporation shall cause the Merger Consideration into which shares of BAYK Common Stock are converted at the Effective Time, and dividends or distributions that a BAYK shareholder shall be entitled to receive, to be issued and paid to such BAYK shareholder upon proper surrender to the Exchange Agent of BAYK Common Certificates and BAYK Book-Entry Shares representing such shares of BAYK Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any cash to be paid pursuant to Section 2.4 or Section 2.6.

(d) Any BAYK shareholder whose BAYK Common Certificates or BAYK Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions upon compliance with reasonable conditions imposed by the Continuing Corporation pursuant to applicable law and as required in accordance with the Continuing Corporation’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of BAYK for nine (9) months after the Effective Time shall be returned to the Continuing Corporation (together with any earnings in respect thereof). Any shareholders of BAYK who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of BAYK Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, either of the parties hereto, any Subsidiaries of BRBS or BAYK, respectively, or the Continuing Corporation shall be liable to any shareholder of BAYK for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3	BAYK Stock Options and Other Equity-Based Awards

(a) At the Effective Time, each option, whether vested or unvested, to purchase shares of BAYK Common Stock granted under an equity or equity-based compensation plan of BAYK (a “BAYK Stock Plan”) that is outstanding and unexercised immediately prior to the Effective Time (a “BAYK Stock Option”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such BAYK Stock Option (except as provided otherwise in this Section 2.3(a) and taking into account any changes thereto, including any acceleration of vesting thereof, provided for in a BAYK Stock Plan or in the related award document by reason of the Merger), the number of shares of Continuing Corporation Common Stock equal to the product of (i) the number of shares of BAYK Common Stock subject to the BAYK Stock Option multiplied by (ii) the Exchange Ratio, with any fractional share rounded down to the next lower whole number of shares. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of BAYK Common Stock subject to such BAYK Stock Option divided by (z) the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, each BAYK Stock Option that is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted if necessary in accordance with Treasury Regulation Section 1.424-1(a), and all other options shall be adjusted if necessary in a manner that maintains the option’s exemption from Section 409A of the Code.

(b) At the Effective Time, each restricted stock award granted under a BAYK Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “BAYK Stock Award”) shall vest fully and shall be converted into the right to receive the Merger Consideration payable pursuant to this Agreement in respect of each share of BAYK Common Stock underlying such BAYK Stock Award, and the shares of BAYK Common Stock subject to such BAYK Stock Award will be treated in the same manner as all other shares of BAYK Common Stock for such purposes.

(c) At the Effective Time, the Continuing Corporation shall assume the BAYK Stock Plans; provided that the Continuing Corporation shall have the right but no obligation to make additional grants or awards under the BAYK Stock Plans. The provisions of any such BAYK Stock Plan will be unchanged, except that (i) all references to BAYK (other than any references relating to a “change in control” (or similar term) of BAYK) in the BAYK Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to the Continuing Corporation, unless the Continuing Corporation reasonably determines otherwise, and (ii) the number of shares of Continuing Corporation Common Stock available for issuance pursuant to the BAYK Stock Plan following the Effective Time shall be equal to the number of shares of BAYK Common Stock so available immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Continuing Corporation Common Stock.

(d) At or prior to the Effective Time, the Board of Directors of BAYK or a committee thereof, as applicable, shall adopt any resolutions (in a form subject to the reasonable prior approval of BRBS) and take any actions (after consultation with BRBS) which are reasonably necessary to effectuate the provisions of this Section 2.3, including, but not limited to, delivering written notice (in a form subject to the reasonable prior approval of BRBS) to each holder of a BAYK Stock Option and BAYK Stock Award of the treatment of such award pursuant to this Section 2.3.

(e) BRBS, prior to the Effective Time, and the Continuing Corporation, as soon as practicable following the Effective Time, shall take all corporate actions that are necessary for the assumption of the Replacement Options, including the reservation, issuance and listing of Continuing Corporation Common Stock as necessary to effect the transactions contemplated by this Section 2.3 and the provision of any notice or amended award agreement to each holder of a Replacement Option. As soon as practicable following the Effective Time, the Continuing Corporation shall file with the SEC a post-effective amendment to the Form S-4 that registered the Continuing Corporation Common Stock issued in connection with the Merger or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Continuing Corporation Common Stock underlying such Replacement Options and with respect to a number of shares of Continuing Corporation Common Stock reflective, on an as-coverted basis, of the number of shares of BAYK Common Stock previously registered under the BAYK Stock Plans, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed Replacement Options remain outstanding.

2.4	No Fractional Shares.

Each holder of shares of BAYK Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of the Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of the Continuing Corporation Common Stock multiplied by the average of the closing sale prices of BRBS Common Stock on the NYSE American market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time.

2.5	Anti-Dilution.

In the event BRBS changes (or establishes a record date for changing) the number of shares of BRBS Common Stock issued and outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6	Dividends.

No dividend or other distribution payable to the holders of record of the Continuing Corporation Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any BAYK Common Certificate or BAYK Book-Entry Shares until such holder properly surrenders such shares (or furnishes a surety bond or customary indemnity that the BAYK Common Certificate or BAYK Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7	Withholding Rights.

Each of the Continuing Corporation and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8	Dissenting Shares.

Any holder of shares of BAYK Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Article 15 of the VSCA shall be entitled to receive from BRBS, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to BAYK the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Time a dissenting shareholder of BAYK fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, BRBS shall issue and deliver the consideration to which such holder of shares of BAYK Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the BAYK Common Certificate or BAYK Book-Entry Shares representing such shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Disclosure Letters.

(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3, or to one or more of its covenants or agreements contained in Article 4 or Article 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

3.2	Standard.

(a) No representation or warranty of BRBS or BAYK contained in Section 3.3 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(e), Section 3.3(h)(ii) and Section 3.3(aa)(i), which shall be true and correct in all respects (other than, in the case of Section 3.3(d) and Section 3.3(e) only, such failures to be true and correct as are de minimis) and (ii) Section 3.3(c)(i), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3, has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that in applying the standard set forth in this Section 3.2(a), all materiality and “Material Adverse Effect” qualifications and exceptions contained in the individual representations and warranties shall be disregarded).

(b) The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i), a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting banking and bank holding company businesses and the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to BRBS, BAYK, or their respective Subsidiaries, (D) any actions expressly permitted or required by this Agreement or that are taken with the written consent of the other party, (E) the existence or public disclosure of this Agreement or the transactions contemplated hereby, including its effects on customers, vendors, suppliers and other third parties doing business with such party or its Subsidiaries, (F) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or acts of terrorism which involves the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement, or (G) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or other internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (F); except, with respect to clauses (A), (B), (C) or (F), to the extent that the impact of such change is materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations such party hereto and its Subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry.

(c) The term “Knowledge” with respect to BRBS, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of BRBS’s Disclosure Letter and, with respect to BAYK, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of BAYK’s Disclosure Letter.

3.3	Representations and Warranties.

Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined herein) filed on or after January 1, 2019 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BRBS represents and warrants to BAYK, to the extent such representation or warranty is applicable to BRBS, and BAYK represents and warrants to BRBS, to the extent such representation or warranty is applicable to BAYK, except where expressly stated otherwise, as follows:

(a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Neither it nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation, Bylaws or other similar or comparable governing instruments (the

“Organizational Documents”), as applicable. True and complete copies of its Organizational Documents, and the Organizational Documents of each of its Subsidiaries, in each case as amended to the date hereof, and as in full force and effect as of the date hereof, have been provided by each party to the other for review.

(b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except as set forth in Section 13.1-653 of the VSCA and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no Proceedings (as defined herein) for the termination of such insurance are pending or threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary. Section 3.3(b) of its Disclosure Letter also lists any corporation, bank or other business organization of which it or any Subsidiary owns, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests, and shows for each such entity its jurisdiction of incorporation, each jurisdiction in which such entity is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of such entity.

The term “Subsidiary” when used with respect to any party means any corporation, bank or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c) Authority; No Breach of the Agreement.

(i) It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the BRBS Shareholder Approval (as defined herein) and the BAYK Shareholder Approval (as defined herein), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its board of directors), subject only to the receipt of (A) in the case of BAYK, approval of this Agreement and the Plan of Merger by the holders of at least sixty percent (60%) of the outstanding shares of BAYK Common Stock (the “BAYK Shareholder Approval”) and (B) in the case of BRBS, approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of BRBS Common Stock (the “BRBS Shareholder Approval”).

(ii) This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. BRBS represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents or any resolutions of its Board of Directors; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to (1) any note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv) Except for (A) the filing of applications, filings and notices, as applicable, with the New York Stock Exchange and the approval of the listing of the Continuing Corporation Common Stock issued pursuant to the Merger on the NYSE American market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHCA, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission and the Office of the Comptroller of the Currency in connection with the Merger and the Subsidiary Bank Merger, and approval of such applications, filings and notices, (D) the filing with the Securities and Exchange

Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, and other proxy solicitation materials of BRBS and BAYK constituting a part thereof, the “Joint Proxy Statement”) relating to the BRBS Shareholders Meeting (as defined herein) and the BAYK Shareholders Meeting (as defined herein), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by BRBS in connection with the transactions contemplated by this Agreement (including any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the filing of the Articles of Merger with, and the issuance of a Certificate of Merger by, the Virginia State Corporation Commission pursuant to the VSCA, and (F) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary Regulatory Approvals (as defined herein) and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d) BRBS Capital Stock. BRBS represents and warrants that:

(i) As of August 12, 2020, the authorized capital stock of BRBS consists of: (1) 25,000,000 shares of common stock, no par value per share, of which 5,718,621 shares are issued and outstanding, and (2) 250,000 shares of preferred stock, par value $250.00 per share, of which no shares are issued and outstanding;

(ii) All outstanding shares of capital stock of BRBS have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii) As of August 12, 2020, 99,817 shares of BRBS Common Stock are subject to unvested restricted stock awards granted under an equity or equity-based compensation plan of BRBS (a “BRBS Stock Plan”);

(iv) As of the date of this Agreement, no shares of capital stock of BRBS are reserved for issuance, and there are no outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which BRBS is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each BRBS Stock Plan.

(e) BAYK Capital Stock. BAYK represents and warrants that:

(i) As of August 12, 2020, the authorized capital stock of BAYK consists of: (1) 30,000,000 shares of common stock, par value $5.00 per share, of which 13,332,049 shares are issued and outstanding; and (2) 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding;

(ii) All outstanding shares of capital stock of BAYK have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii) As of August 12, 2020, 222,460 shares of BAYK Common Stock are subject to options to purchase BAYK Common Stock and 148,082 shares of BAYK Common Stock are subject to unvested restricted stock awards granted under a BAYK Stock Plan; and

(iv) As of the date of this Agreement, no shares of capital stock of BAYK are reserved for issuance, and there are no outstanding or authorized Rights with respect to any shares of its capital stock, except as contemplated by each BAYK Stock Plan.

(f) SEC Filings; Financial Statements.

(i) It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2016 under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) It and each of its Subsidiaries has devised and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv) Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v) As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.

(g) Bank Reports. It and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2016 with the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or any of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States or any state or the rules or regulations of any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Copies of all Bank Reports filed since December 31, 2016 by each party have been provided to the other party (except to the extent that such Bank Reports are publicly available). Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending Proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(h) Absence of Certain Changes or Events. Since December 31, 2019, except as disclosed in its SEC Reports, Bank Reports or Financial Statements or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

(i) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its SEC Reports, Bank Reports or Financial Statements, (ii) liabilities incurred since March 31, 2020 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since March 31, 2020 has not incurred (except as permitted by Article 4 of this Agreement), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j) Material Contracts; Defaults. Except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (ii) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (iii) with respect to employment of an officer or director or engagement of a consultant, including any employment, severance, termination, consulting or retirement agreement, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein and involves payments in excess of $200,000 per year, (vi) pursuant to which it or one of its Subsidiaries leases real property to or from any other person, (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $200,000 per year, (viii) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (ix) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, or contracts pertaining to fully-secured repurchase agreement payables or trade payables, in each case entered into in the ordinary course of the party’s business), (x) relating to the provision of data processing, network communication or other technical services that is material to its business or the business of any of its Subsidiaries and involves payments in excess of $200,000 per year or (xi) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (i) through (x) above (any such being referred to as a “Material Contract”). With respect to each Material Contract: (A) the contract is in full force and effect, (B) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2019 to the date hereof, and (D) no other party to any such contract is, to its Knowledge, in default in any material respect.

(k) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, lawsuits, arbitrations or administrative or judicial proceedings (“Proceedings”) (or, to its Knowledge, any basis therefor) instituted or pending or, to its Knowledge, threatened in writing against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any cease-and-desist or other agreement, order, memorandum of understanding, enforcement action, supervisory or commitment letter or similar undertaking by or with any Governmental Authority that, in each of any such cases, restricts its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing, ordering, or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Except for examinations of it and any of its Subsidiaries conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has ordered it or any of its Subsidiaries to pay any civil penalty or initiated or has pending any Proceeding or, to the Knowledge of it or any of its Subsidiaries, investigation into the business or operations of it or any of its Subsidiaries since December 31, 2015. There is no claim, action, suit, Proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the Knowledge of it, or any of its Subsidiaries, threatened against any officer or director of it, or any of its Subsidiaries, in connection with the performance of his or her duties as an officer or director of it or any of its Subsidiaries. It and each of its Subsidiaries have complied in all material respects with, and have not been in material default or violation under, all laws, statutes, ordinances, requirements, regulations, rules or orders of any Governmental Authority applicable to it and each of its Subsidiaries, including (to the extent applicable to it or any of its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Economic Growth, Regulatory Relief and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes Oxley Act of 2002, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither it nor any of its Subsidiaries have been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition or approval of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on it or each of its Subsidiaries. It and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. As of the date hereof, to its Knowledge, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l) Tax Matters.

(i) It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All income Taxes and other material Taxes due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter and that are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. No claim has been made by any Governmental Authority in any jurisdiction where it or any of its Subsidiaries does not file Tax Returns that it or its Subsidiaries is, or may be, subject to Tax by that jurisdiction that has not been finally settled or otherwise resolved. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any Proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii) It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (a) such an agreement or arrangement exclusively between or among it and its Subsidiaries and (b) customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither it nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

(v) Neither it nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(vi) Section 3.3(l)(vi) of BAYK’s Disclosure Letter sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by BAYK or any of its Subsidiaries to any employee or individual service provider paid but have been deferred as permitted under the Coronavirus Aid, Relief, and Economic Security Act.

(m) Property.

(i) Except as set forth in Section (m)(i) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2019 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2019). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted, and comply with applicable zoning and other municipal laws and regulations.

(ii) In the case of BAYK, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by BAYK and each of its Subsidiaries or in which BAYK or any of its Subsidiaries has any ownership or leasehold interest. BAYK has made available to BRBS true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which BAYK or any of its Subsidiaries is a party.

(n) Labor and Employment Matters.

(i) BAYK has provided BRBS a true and complete list, in each case as of July 31, 2020, of (i) all employees of BAYK and its Subsidiaries, including for each such employee: name, unique employee identification number, hire date, work location, current annual salary and any incentive compensation and (ii) all independent contractors or consultants used by BAYK or its Subsidiaries, including for each such person: name, contact information, description of the services performed, consulting fee and consulting term.

(ii) Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a pending or, to its Knowledge, threatened Proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(iii) It and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining, and, except as otherwise set forth in Section 3.3(n)(iii) of its Disclosure Letter, there are no Proceedings of any nature pending or, to its Knowledge, threatened against it or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it or them as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.

(iv) With respect to BAYK, except as set forth in Section 3.3(n)(iv) of its Disclosure Letter, employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any penalty, liability or severance obligation and (B) prior consent by any Governmental Authority. It has paid, or has properly accrued no later than the Closing Date, all accrued salaries, wages, bonuses, commissions, overtime and incentives due to be paid or properly accrued on or before the Closing Date.

(v) To its Knowledge and to the extent it is permitted by law to ascertain, all of its employees are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. BAYK has completed a Form I-9 (Employment Eligibility Verification) for each employee and each such Form I-9 has since been updated as required by applicable law and is correct and complete in all material respects as of the date hereof.

(o) Employee Benefit Plans.

(i) Section 3.3(o)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ benefit plans and compensatory programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, life, severance, insurance, disability and other employee welfare or fringe benefit plans, programs, contracts or similar arrangements; (C) all employment agreements, change in control agreements, severance agreements or similar agreements; (D) all vacation or paid-time off plans or other similar plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, excess benefit, change in control and other employee and director benefit plans, programs or arrangements; and (F) all other compensation plans, programs or arrangements, in each case of (A) through (F) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries or former Subsidiaries or any trade or business of it or any of such Subsidiaries, whether or not incorporated, all of which together with it are or were deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended (“ERISA Affiliate”) sponsors, has (or had, during the last six (6) years) an obligation to contribute or has (or had, during the last six (6) years) any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).

(ii) It and its Subsidiaries have, with respect to each Benefit Plan, previously made available to the other party true and complete copies of the following documents, to the extent applicable: (A) all current Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto, or for any Benefit Plan no longer in effect, such documentation as was applicable in the year such Benefit Plan was most recently in effect (and in the case of an unwritten Benefit Plan, a written description thereof); (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and Benefit Plan participants and beneficiaries, and for any Benefit Plan no longer in effect, the most recent summary plan descriptions (including any summaries of material modifications thereto) and, for clarity, material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three (3) plan years (including all schedules thereto and the opinions of independent accountants); (D) the two (2) most recent actuarial valuations or, as applicable, stock valuations or appraisals; (E) the most recent annual and periodic accounting of plan assets; (F) the three (3) most recent annual premium payment forms filed with the Pension Benefit Guaranty Corporation; (G) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (H) if the Benefit Plan is or was intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from or issued by the Internal Revenue Service; (I) copies of the most recent nondiscrimination tests for all Benefit Plans; (J) copies of all material correspondence with any governmental agency within the last six (6) years, including but not limited to any investigation materials, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; (K) a written summary of any unwritten Benefit Plans that provide or provided for material compensation or benefits; (L) fiduciary insurance policies and fidelity bonds relating to any Benefit Plan; and (M) all amendments, resolutions and minutes of the Board of Directors of it or its Subsidiaries and any committee relating to the termination of any Benefit Plan, and records of cash, stock and any other in-kind investments distributed in connection with such a termination.

(iii) Except as set forth in Section 3.3(o)(iii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any of its ERISA Affiliates has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Section 412 of the Code; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.

(iv) Except as set forth in Section 3.3(o)(iv) of its Disclosure Letter, all Benefit Plans and any related trusts are in compliance in all material respects with applicable laws and regulations, and each Benefit Plan has been maintained, operated and administered in accordance with its terms and any related documents or agreements, and in material compliance with the provisions of ERISA, the Code and other applicable laws and regulations.

(v) The Internal Revenue Service has determined that the form of each Benefit Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures), or has received a determination on termination by the Internal Revenue Service that it was so qualified as of its termination. To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. Except as set forth on Section 3.3(o)(v) of its Disclosure Letter, there have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, with respect to any tax-qualified plan during the preceding six (6) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all Benefit Plans will have been made or properly accrued on or before the Closing Date. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of it or any of its Subsidiaries, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code. For each year beginning on or after January 1, 2008, it has made contributions to each Benefit Plan subject to Section 412 of the Code that is not less than the minimum required contribution under Section 430 of the Code. The funding method used in connection with each Benefit Plan which is subject to the minimum funding requirements of ERISA and the Code is acceptable under current Internal Revenue Service guidelines, and the actuarial assumptions used in connection with funding each such Benefit Plan are reasonable. All unfunded liabilities of each Benefit Plan have been properly accrued in accordance with GAAP. No asset of it, and no asset of any ERISA Affiliate, is subject to any lien under Code Section 401(a)(29) or 412(n), ERISA Section 302(f) or 4068 or arising out of any action filed under ERISA Section 4301(b).

(vii) Except as set forth in Section 3.3(o)(vii) of its Disclosure Letter, each Benefit Plan subject to Title IV of ERISA has assets sufficient on a plan termination basis to be eligible on the Closing Date for standard termination pursuant to Section 4041 of ERISA without it or an ERISA Affiliate being required to make additional contributions. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Benefit Plan or to appoint a trustee or administrator of any such Benefit Plan, and no circumstances exist that constitute grounds under Title IV of ERISA for any such proceeding. There has been no “reportable event” within the meaning of Section 4043 of ERISA that has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would authorize the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Benefit Plan. No liability under Title IV of ERISA has been incurred or is expected to be incurred that could result in liability to any Benefit Plan, it, any ERISA Affiliate, BRBS or the Continuing Corporation, other than for premiums pursuant to Section 4007 of ERISA that are not yet due.

(viii) To its Knowledge, neither it nor any of its Subsidiaries (or former Subsidiaries) has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no individual who is or was a “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.

(ix) Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, there are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any Benefit Plans or any fiduciary thereof or service provider thereto (in their respective capacities with respect to a Benefit Plan) other than routine claims for benefits. No Benefit Plan is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.

(x) Except as set forth in Section 3.3(o)(x) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the acceleration of any vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust or (C) require it or any of its Subsidiaries to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. In addition to the foregoing, except as otherwise set forth in Section 3.3(o)(x) of its Disclosure Letter, no amounts payable in connection with the transactions contemplated hereby (whether in cash, in property, or in the form of benefits) shall be non-deductible pursuant to Section 162(m) of the Code. Except as set forth in Section 3.3(o)(x) of its Disclosure Letter, no Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(xi) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2010, been, in all material respects, in documentary and operational compliance with Section 409A of the Code, so that no amounts paid pursuant to any such Benefit Plan is or could be subject to a Tax under Section 409A of the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and, except as otherwise set forth in Section 3.3(o)(xi) of its Disclosure Letter, it has filed a “Top Hat” registration letter with the Department of Labor for each such plan.

(xii) Except as set forth in Section 3.3(o)(xii) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2017, 2018 and 2019, and for the portion of calendar year 2020 through the date hereof.

(xiii) Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Except as set forth in Section 3.3(o)(xiii) of its Disclosure Letter, neither it nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, except as set forth in Section 3.3(o)(xiii) of its Disclosure Letter, the covered individual is required to pay the full cost of coverage. No Tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan and to its Knowledge no circumstance exists which could give rise to such Tax.

(xiv) Except as set forth in Section 3.3(o)(xiv) of its Disclosure Letter, no Benefit Plan permits (or permitted, for a Benefit Plan no longer in effect) investments in its equity, or investments in which the value is based on or associated with its equity.

(xv) With respect to any Benefit Plan that has been terminated or is no longer in effect (a “Terminated Benefit Plan”), all assets of any such Benefit Plan have been distributed to participants or otherwise distributed, in either case in accordance with the terms of such Benefit Plan and applicable laws and regulations, including applicable provisions of the Code and ERISA. No assets of any Terminated Benefit Plan remain in trust or are held, for the benefit of any current or former participant or beneficiary in respect of such Terminated Benefit Plan, by an insurance company or as part of an insurance or annuity contract or by it or its Subsidiaries. All notice, filing, distribution, reporting, tax withholding, payment, or other obligations of it and its Subsidiaries on account of any Terminated Benefit Plan under the Code and ERISA, including without limitation any communication or payment obligations under Code section 409(h)(4), have been satisfied on or before the date hereof and, except as set forth in Section 3.3(o)(xv) of its Disclosure Letter, no such obligations remain to be satisfied after the date hereof for compliance with the Code or ERISA.

(xvi) It, its Subsidiaries and ERISA Affiliates have, to its Knowledge, for purposes of each Benefit Plan, correctly classified all individuals performing services for the entities as common law employees, leased employees, independent contractors or agents, as applicable.

(xvii) With respect to any Benefit Plan that is an employee stock ownership plan (“ESOP”), the ESOP trust and trustee of the ESOP trust have been duly authorized and established by all necessary corporate action on the part of the ESOP and in accordance with applicable laws, regulations, and rulings, and in accordance with the respective terms of the ESOP and ESOP trust. The ESOP is and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. To its Knowledge, its ESOP trust is now and has at all times since inception been, qualified under Section 501(a) of the Code. The shares of its common stock held by the ESOP trust have constituted and constitute “employer securities,” as defined in Section 409(l) of the Code, and “qualified employer securities,” as defined in Section 407(d)(5) of ERISA. As of the Closing Date, neither it nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code. The common stock held by the ESOP is owned of record and beneficially by the ESOP, free and clear of all encumbrances other than any pledge in favor of it in connection with ESOP loans evidenced in the ESOP loan agreement by and between it and the ESOP trustee. Except as disclosed on its Disclosure Letter Section 3.3(o)(xvii), there are no liabilities or existing indebtedness of the ESOP other than the obligation to pay the benefits to the ESOP participants under the ESOP in the ordinary course. No shares of its common stock were acquired by the ESOP in a transaction pursuant to Section 1042 of the Code. All contributions to the ESOP were deductible under Section 404 of the Code for the year made. It and the ESOP have, at all times, complied with the voting requirement of Section 409(e) of the Code.

(p) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2018, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(p) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(q) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except as set forth in Section 3.3(q) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i) All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of March 31, 2020 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such Loan (as defined herein) which if successful could have a Material Adverse Effect.

(ii) (A) there is no material modification or amendment, oral or written, of a Loan (including any material modification or amendment of a Loan made consistent with guidance issued by a Governmental Authority or Regulatory Agency in connection with COVID-19) that is not reflected on the records of it or its Subsidiaries, (B) all currently outstanding Loans are owned by it free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $250,000 or more have been asserted in writing against it or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any Proceeding, and to its Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any Proceeding, and (D) no Loans owned by it or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

(iii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of March 31, 2020 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses, net of recoveries relating to Loans previously charged off, in respect of Loans outstanding.

(iv) The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of March 31, 2020 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(v) The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.3(f)(ii) and applicable regulatory requirements and guidelines.

(vi) Section 3.3(q)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2017 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from it or any of its Subsidiaries, or have notified it or any of its Subsidiaries of an intent to request indemnification, in connection with such Loans.

(vii) As of June 30, 2020, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $500,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by ay Governmental Authority.

(viii) As of the date of this Agreement neither it nor its Subsidiaries was a party to any Loan with any of its directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.

(ix) Each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(x) For the purposes of this Agreement, “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

(r) Environmental Matters.

(i) Except as set forth in Section 3.3(r) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened Proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a Loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, Governmental Authority, Regulatory Agency or third party imposing any such liability.

(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it.

(iv) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any Governmental Authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(t) Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(u) Derivative Instruments.

(i) Except as set forth in Section 3.3(u)(i) of its Disclosure Letter, all Derivative Contracts (as defined herein) were entered into (A) only in the ordinary course of business consistent with past practice, (B) in all material respects with all applicable laws, rules, regulations and regulatory policies and (C) with counterparties believed to be financially responsible at the time.

(ii) Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect.

(iii) Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(u)(iii) of its Disclosure Letter.

(iv) Section 3.3(u)(iv) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”).

(v) Deposits. Except as set forth in Section 3.3(v) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are (i) “brokered” deposits or (ii) are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(w) Investment Securities.

(i) It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP.

(ii) It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, each party has made available to the other party the material terms of such policies, practices and procedures.

(x) Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including without limitation Article 14 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Article 14.1 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(y) Transactions with Affiliates; Transactions with Related Parties.

(i) All “covered transactions” between it or any of its Subsidiaries and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(ii) Except as set forth in Section 3.3(y)(ii) of its Disclosure Letter, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between it or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of it or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of its outstanding common stock (or any of such person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or its Subsidiaries generally.

(z) Financial Advisors.

(i) None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, BRBS has retained Raymond James & Associates, Inc. as its financial advisor, and BAYK has retained Piper Sandler & Co. as its financial advisor, in each case pursuant to an engagement letter.

(ii) It has made available to the other party a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.3(z)(i) above.

(aa) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of BRBS has received the opinion of Raymond James & Associates, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to BRBS. Prior to the execution of this Agreement, the Board of Directors of BAYK has received the opinion of Piper Sandler & Co. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of BAYK Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(bb) Fiduciary Accounts. It and each of its Subsidiaries has properly administered all accounts for which it or such Subsidiary acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents of such account and applicable laws and regulations. Neither it nor any of its Subsidiaries, nor to its Knowledge any director, officer or employee of it or any of its Subsidiaries, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(cc) Information Systems and Security.

(i) It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(cc)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

(ii) To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(dd) Community Reinvestment Act. Each of its insured depository institution Subsidiaries had a rating of “satisfactory” or better as of its most recent CRA examination, and neither it nor any of its Subsidiaries have been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause its insured depository institution Subsidiaries to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Regulatory Agency of lower than “satisfactory.”

(ee) No Further Representations. Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. It acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither the other party nor its Subsidiaries makes or shall be deemed to make any representation or warranty to it, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business Pending Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in its Disclosure Letter, without the prior written consent of the other party (which consent will not be unreasonably conditioned, withheld or delayed), BRBS and BAYK each agrees that it will not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend, modify or repeal its Organizational Documents (except as provided herein for BRBS and Blue Ridge Bank).

(d) (i) Other than pursuant to stock options outstanding as of the date hereof under the BRBS Stock Plans or BAYK Stock Plans: (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) issue or grant any stock options, restricted stock, stock appreciation rights, restricted stock units or similar stock-based rights.

(e) Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for: (i) normal individual increases in salary or wages to employees in the ordinary course of business consistent with past practice (other than executive officers of it or its Subsidiaries); (ii) the payment of discretionary spot bonuses of $5,000 or less to an employee (other than an executive officer of it or its Subsidiaries); and (iii) in the case of BRBS and after consultation with BAYK as required by Section 4.3, entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice.

(f) Enter into, establish, adopt, amend, terminate or make any contributions to (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, stock bonus, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or causes the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except as otherwise specifically permitted in this Agreement.

(g) In the case of BAYK, exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee of BAYK or any of its Subsidiaries, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law.

(h) Incur any material obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business and substantially on arm’s length terms, except as otherwise specifically permitted in this Agreement.

(i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than (i) as provided for in Section 4.2, (ii) as set forth on Section 4.1(i) of its Disclosure Letter and (iii) dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries.

(j) Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly-owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.

(k) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines, or as recommended by the outside auditor to the party.

(l) Make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of material Taxes.

(m) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis.

(o) Enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole.

(p) (i) Make, renew, restructure or otherwise modify any Loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $8,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $8,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan for such borrower and its affiliates; (ii) except in the ordinary course of its business, take any action that would result in any discretionary release of collateral or guarantees of any Loans; (iii) make, renew, restructure or acquire any loan participation exceeding $8,000,000; (iv) make, renew, restructure or otherwise modify any Loan that exceeds its internal lending limits such that the Loan would require approval by its loan committee, credit policy committee or similar committee; or (v) enter into any Loan securitization or create any special purpose funding entity. For purposes of this Section 4.1(p) any consent sought by a party shall be given within three (3) business days after providing the relevant loan package to the consenting party.

(q) (i) Enter into or extend any material agreement, or lease or license relating to real property, personal property, data security or cybersecurity, data processing, electronic banking, mobile banking or bankcard functions; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in each party’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business; or (iii) make any capital expenditures in the aggregate in excess of $500,000, including the proposed capital expenditures set forth in Section 4.1(q) of its Disclosure Letter, and other than expenditures necessary to maintain existing assets in good repair.

(r) Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $200,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 4.1(r) of its Disclosure Letter.

(s) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(t) Agree to take any of the actions prohibited by this Section 4.1.

4.2 Dividends.

After the date of this Agreement until the Effective Time, (i) BRBS may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of BRBS Common Stock at a rate not to exceed $0.1425 per share per quarter, and (ii) BRBS’s and BAYK’s direct and indirect Subsidiaries, respectively, may (to the extent legally and contractually permitted to do so) declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly-owned Subsidiaries (or from such Subsidiaries to BRBS or BAYK) consistent with past practices.

4.3 Transition.

To facilitate the integration of the operations of BRBS and BAYK and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of BRBS and BAYK shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4 Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give BRBS directly or indirectly, the right to control or direct the operations of BAYK or to exercise, directly or indirectly, a controlling influence over the management or policies of BAYK, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give BAYK, directly or indirectly, the right to control or direct the operations of BRBS or to exercise, directly or indirectly, a controlling influence over the management or policies of BRBS. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party to that end.

5.2 Access to Information; Notice of Certain Matters; Confidentiality.

(a) During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under (i) the letter agreement dated February 25, 2020, between BRBS and BAYK, with respect to BAYK information and (ii) the letter agreement dated July 15, 2020, between BRBS and BAYK, with respect to BRBS information and (together, the “Confidentiality Agreements”), which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3 Shareholder Approvals.

(a) BRBS shall call a meeting of its shareholders for the purpose of obtaining the BRBS Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “BRBS Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of BRBS shall (i) recommend to BRBS’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “BRBS Board Recommendation”), (ii) include the BRBS Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the BRBS Shareholder Approval.

(b) BAYK shall call a meeting of its shareholders for the purpose of obtaining the BAYK Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “BAYK Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of BAYK shall (i) recommend to BAYK’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “BAYK Board Recommendation”), (ii) include the BAYK Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the BAYK Shareholder Approval.

(c) BRBS and BAYK shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.

5.4 Registration Statement; Joint Proxy Statement; SEC Filings.

(a) Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by BRBS or BAYK without consultation with the other party and its counsel. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. BRBS will use its reasonable best efforts, in which BAYK will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable after the date of this Agreement and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and BRBS and

BAYK shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. BRBS also agrees to use all reasonable efforts to promptly obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement will, at the date of mailing to the BRBS shareholders and the BAYK shareholders and at the times of the respective shareholders meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

5.5 No Other Acquisition Proposals.

(a) Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse, or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to, an Acquisition Proposal (as defined herein), (ii) furnish any confidential or nonpublic information relating to an Acquisition Proposal, or (iii) engage or participate in any negotiations or discussions concerning an Acquisition Proposal, provided that nothing in this Agreement shall prevent such party or its representatives from contacting any person that has made an Acquisition Proposal solely for the purpose of seeking clarification of the terms of such Acquisition Proposal or directing such person to the terms of this Section 5.5.

(b) Notwithstanding Section 5.5(a), nothing contained in this Agreement shall prohibit either party, prior to its respective meeting of shareholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing confidential or nonpublic information to, or engaging or participating in discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a breach of this Section 5.5) if, and only to the extent that, (i) such party’s Board of Directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (ii) before taking such actions, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreements, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, and (iii) such party’s Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined herein). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof and, the identity of the person making such Acquisition Proposal, and will thereafter keep the other party apprised of any related material developments, discussions and negotiations on a reasonably current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving BRBS or BAYK, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of a party and its Subsidiaries or 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party. Solely for purposes of Section 7.4(a) and Section 7.4(c), all references to “10% or more” in such definition shall be deemed to be references to “50% or more.”

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of BRBS or BAYK, as the case may be, concludes in good faith, after consultation with its outside financial and legal advisors, taking into account all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal, including the likelihood of obtaining financing and of receiving all required approvals of Governmental Authorities, and including the terms and conditions of this Agreement (as it may be proposed in writing to be amended by BRBS or BAYK, as applicable) would, if consummated, result in a transaction that is more favorable to the shareholders of BRBS or BAYK, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed in writing to be amended by BRBS or BAYK, as applicable); provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “10% or more” in such definition shall be deemed to be a reference to “50% or more” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving BRBS or BAYK or one of their respective banking Subsidiaries.

(e) Except as provided in Section 5.5(f), neither the Board of Directors of BRBS, the Board of Directors of BAYK, nor, in each case, any committee thereof shall withhold,

withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval or recommendation of the Board of Directors of BRBS or BAYK, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in BRBS Recommendation” or a “Change in BAYK Recommendation,” respectively).

(f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of BAYK or BRBS, as applicable, may either:

(i) terminate this Agreement pursuant to Section 7.1(j) or Section 7.1(k), as the case may be, and enter into a definitive agreement with respect to a Superior Proposal provided that such party shall pay the Termination Fee (as defined herein) required to be paid pursuant to Section 7.4(b) or Section 7.4(c), as the case may be; or

(ii) make a Change in BAYK Recommendation or a Change in BRBS Recommendation, as applicable,

if and only if in the case of both clause (i) and (ii) above, (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to BAYK or BRBS, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of BAYK or BRBS, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of BAYK or BRBS, as applicable, has concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Recommendation Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed in writing by the other party, and (F) the Board of Directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the other party by the conclusion of such five (5) business day period) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.

(g) Nothing contained in this Agreement shall prohibit BAYK, BRBS or their respective Boards of Directors or any committee thereof from at any time taking and disclosing to BAYK’s or BRBS’s shareholders, as applicable, a position contemplated by Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

5.6 Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, and to make all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (the “Regulatory Approvals”) and all third parties necessary to consummate the transactions contemplated by this Agreement and will make all necessary filings in respect of the Regulatory Approvals and third parties as soon as practicable.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7 Public Announcements.

Prior to the Effective Time, BRBS and BAYK will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NYSE or any other securities exchange, in which case the party required to make the disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such disclosure in advance of the issuance thereof.

5.8 Affiliate Agreements.

(a) BAYK has identified to BRBS all persons who are, as of the date hereof, directors of BAYK. BAYK shall have delivered to BRBS on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8(a) hereto from each such director of BAYK.

(b) BRBS has identified to BAYK all persons who are, as of the date hereof, directors of BRBS. BRBS shall have delivered to BAYK on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8(b) hereto from each such director of BRBS.

5.9 Director Noncompetition Agreements.

BAYK shall have delivered to BRBS on or prior to the Effective Time copies of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each director of BAYK who, effective at the Effective Time, will be appointed a director of the Continuing Corporation or the Continuing Bank (the “Director Noncompetition Agreements”), which shall not become effective until the Effective Time.

5.10 Employee Benefit Plans.

(a) Subject to the provisions of Section 5.10(f) and 5.10(h), for a period of twelve (12) months following the Effective Time, BRBS at its sole election (but after due consultation, before the Effective Time, with BAYK) on a plan-by-plan basis shall either: (i) provide to officers and employees of BAYK and its Subsidiaries, who at or after the Effective Time become employees of the Continuing Corporation or its Subsidiaries (“BAYK Continuing Employees”), employee benefits under a Benefit Plan of BRBS or any Subsidiary of BRBS (individually, a “BRBS Benefit Plan” and collectively, the “BRBS Benefit Plans”) (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of the Continuing Corporation and its Subsidiaries; or (ii) maintain for the benefit of the BAYK Continuing Employees, one or more of the BAYK Benefit Plans maintained by BAYK immediately prior to the Effective Time; provided that the Continuing Corporation or its Subsidiaries may amend any Benefit Plan of BAYK or any Subsidiary of BAYK (individually, a “BAYK Benefit Plan” and collectively, the “BAYK Benefit Plans”) during such twelve (12)-month period to comply with any law or, so long as the benefits provided under those BAYK Benefit Plans following such amendment are no less favorable to the BAYK Continuing Employees than benefits provided by BRBS to its officers and employees under any comparable BRBS Benefit Plans, as necessary and appropriate for other business reasons; provided, that no such action will be taken to adversely affect benefits under the short-term or long-term incentive plans of BAYK with respect to awards in effect or outstanding immediately before the Effective Time.

(b) For purposes of participation and vesting (but not benefit accruals other than for paid time off as provided in Section 5.10(c) and severance under Section 5.10(d)) under the BRBS Benefit Plans, service with or credited or recognized by BAYK or any of its Subsidiaries under the corresponding BAYK Benefit Plan shall be treated as service with BRBS, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits; and provided, further, that service with BAYK shall be recognized for purposes of the BAYK cash balance plan (however assumed or treated after the Effective Time), subject in all events to the freeze in participation and benefit accruals (other than crediting of interest as required by law) under the BAYK cash balance plan that was effective on December 31, 2012. To the extent permitted under applicable law, for the plan year during which BAYK Continuing Employees transition to the welfare BRBS Benefit Plans, BRBS shall use its best efforts to cause welfare BRBS Benefit Plans maintained by BRBS that cover the BAYK Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the BAYK Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the BAYK Continuing Employees under welfare BAYK Benefit Plans to be credited to such BAYK Continuing Employees under welfare BRBS Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such BAYK Continuing Employees under welfare BRBS Benefit Plans for such plan year (if any).

(c) As of the Effective Time, BRBS shall recognize each BAYK Continuing Employee’s service credit with BAYK for purposes of calculating paid time off (“PTO”) under Blue Ridge Bank’s PTO policy (the “BRBS PTO Policy”). For the calendar year including the Effective Time, credit of PTO under the BRBS PTO Policy shall be pro-rated so that credit only relates to the portion of the year following the Effective Time and an employee shall be credited with accrued but unused PTO as of the Effective Time that was originally accrued under the PTO policy of BAYK or any Subsidiary of BAYK, as applicable (the “BAYK PTO Policy”), including to the extent applicable up to forty (40) hours of accrued but unused PTO carried over from a prior calendar year. Notwithstanding the foregoing, in no event shall any employee be credited with PTO that will result in duplication of PTO hours for the same period of service. Effective as of immediately prior to the Effective Time and subject to the first two sentences of this Section 5.10(c), BAYK shall terminate any BAYK PTO Policy without payment of any PTO thereunder due to such termination and, prior to adoption, shall provide BRBS with the opportunity to review and provide reasonable comments to such termination document.

(d) Except to the extent the parties agree to provide additional severance benefits to selected employees in key positions prior to the Effective Time, each full-time employee of BAYK or BRBS or any Subsidiary of BAYK or BRBS immediately prior to the Effective Time (other than any employee who is party to an employment agreement, severance agreement, retention agreement or change-in-control agreement that provides for severance benefits) whose employment is involuntarily terminated other than for “cause” by the Continuing Corporation or who resigns due to “good reason” on or after the Effective Time, but on or before the date that is twelve (12) months after the Effective Time, shall be entitled to receive severance pay equal to two (2) weeks of pay, at his or her rate of pay in effect at the time of termination (or, if greater, the rate of pay in effect prior to any change in rate of pay that constitutes the grounds for “good reason”), for each full year of continuous service with BAYK, BRBS, any Subsidiary of BAYK or BRBS and the Continuing Corporation, subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of pay, provided such employee has signed and does not revoke a release and waiver of claims in favor of BAYK, BRBS, the Continuing Corporation and its successors, and any Subsidiaries and affiliates of each, in such form as acceptable to the Continuing Corporation. As used herein, “cause” shall mean termination due to unacceptable performance as determined by the Continuing Corporation or its Subsidiaries in accordance with its standard practices but following written notice to such employee and a period of at least thirty (30) days to cure or due to the employee’s material violation of the policies of the Continuing Corporation and its Subsidiaries and any of their predecessors. As used herein, “good reason” shall mean, without an employee’s written consent, (i) an employee’s overall compensation and benefits have been reduced or modified such that they are not substantially similar to such employee’s overall compensation and benefits prior to the Effective Time or (ii) an employee’s job position has been materially modified; provided that, in each case, the employee gives BRBS notice of his or her resignation no later than thirty (30) days following such employee’s receipt of written notice of such reduction or modification. As used herein, “pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of continuous service” shall mean each full twelve (12)-month period of service from the latest date of hire. Subject to applicable law, any severance hereunder shall be paid in the form of a single lump sum cash payment as soon as practicable (and no later than fifteen (15) days) following the date on which the release required hereunder shall be irrevocable. Such severance payments shall be in lieu of, not in addition to, any payment under severance pay plans that may be in effect at BAYK, BRBS or any Subsidiary of BAYK or BRBS prior to the Effective Time or the Continuing Corporation following the Effective Time.

(e) With respect to any Terminated Benefit Plan of BAYK or any Subsidiary of BAYK, BAYK shall cause all obligations set forth on Section 3.3(o)(xv) of its Disclosure Letter to be satisfied at least fifteen (15) business days prior to the Effective Time and shall provide such documentation evidencing such satisfaction as may reasonably be required by BRBS.

(f) At least thirty (30) days (or such shorter period agreed to by the parties) prior to the Effective Time, BAYK shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by BRBS at least sixty (60) days (or such shorter period reasonably agreed to by the parties) that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more BAYK Benefits Plans (other than short-term or long-term incentive plans of BAYK) to terminate as of a date on, immediately before or after the Effective Time (as determined by BRBS), (ii) cause benefit accruals and entitlements under any BAYK Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time (other than short-term or long-term incentive plans of BAYK), (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any BAYK Benefit Plan for such period as may be reasonably requested by BRBS, or (iv) facilitate the merger of any BAYK Benefit Plan into any BRBS Benefit Plan in accordance with applicable law. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.10(f) shall be subject to BRBS’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(g) With respect to the Bay Banks of Virginia, Inc. 401(k) Plan (the “BAYK 401(k) Plan”), BRBS shall either maintain the BAYK 401(k) Plan at and after the Effective Time (and, at BRBS’ election, merge it into the BRBS 401(k) Plan, as defined below, following the Effective Time) or, alternatively, if requested by BRBS in accordance with Section 5.10(f), BAYK shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. In the event BRBS requests such termination, each BAYK Continuing Employee shall be eligible to participate in the 401(k) plan maintained by BRBS or Blue Ridge Bank (the “BRBS 401(k) Plan”) on or as soon as administratively practicable after the Effective Time, and account balances under the terminated BAYK 401(k) Plan will be eligible for distribution or rollover, including, in the case of a BAYK Continuing Employee, direct rollover to the BRBS 401(k) Plan (with such direct rollover to include outstanding loan notes for a BAYK Continuing Employee, provided that documentation of such loan is provided to BRBS upon reasonable request). Any other former employee of BAYK or any BAYK Subsidiary who is employed by BRBS or any BRBS Subsidiary after the Effective Time shall be eligible to be a participant in the BRBS 401(k) Plan upon complying with eligibility requirements. Service with or credited or recognized by BAYK or a BAYK Subsidiary with respect to the BAYK 401(k) Plan shall be treated in accordance with Section 5.10(b).

(h) Within thirty (30) days prior to the Effective Time, BAYK shall, and shall cause each of its Subsidiaries to, adopt written resolutions approved in advance in writing by BRBS and its legal counsel (a copy of which shall be delivered to BRBS at the Closing) to terminate and liquidate in accordance with Treasury Regulation Section 1.409A3(j)(ix)(B)(i) (to the extent applicable) the employment agreements and plans listed on Section 5.10(h) of BAYK’s Disclosure Letter, with such terminations and liquidations to be effective immediately after the Effective Time and, to the extent applicable, intended to be made in full compliance with Section 409A of the Code. In such event, subject to the release of claims described in this Section 5.10(h) becoming irrevocable, BRBS agrees to pay to each individual who is a party to such a terminated and liquidated employment agreement the amounts described on Section 5.10(h) of BAYK’s Disclosure Letter. In order for such terminations and liquidations and payment to occur, each employee who is a party to or participant in any agreement or plan listed on Section 5.10(h) of BAYK’s Disclosure Letter shall execute and deliver to BRBS at the Closing an acknowledgement and release of claims in the applicable form set forth on Section 5.10(h) of the BAYK Disclosure Letter.

(i) Contemporaneously with BAYK’s mailing or delivering the Joint Proxy Statement to its shareholders pursuant to its obligations set forth in Section 5.4(a), or as promptly as practicable thereafter, BAYK shall provide for the delivery of an information statement and form of written consent acceptable to BRBS (the “ESOP Statement”) to all participants and beneficiaries with an account balance under BAYK’s ESOP, which ESOP Statement shall (i) contain such notices and materials as are provided to other shareholders of BAYK regarding this Agreement and the transactions contemplated hereunder and (ii) describe such individual’s right to instruct the trustee of the ESOP, in confidence, with respect to any vote or consent or exercise of any other applicable shareholder rights relating to the shares of BAYK Common Stock allocated to their account under the ESOP in connection with the approval of this Agreement and the Plan of Merger. BAYK shall cause the trustee of its ESOP, or the trustee’s delegate, to (i) complete, on a confidential basis, the shareholder right direction pass-through processes and procedures required under the ESOP as of the date hereof and Section 409(e) of the Code and (ii) in accordance with the requirements of the Code, vote any shares of BAYK Common Stock allocated to accounts under the ESOP with respect to which voting instructions are not received from the participants and beneficiaries, and any shares of BAYK Common Stock which are not then allocated to the accounts of participants and beneficiaries under the ESOP, in the same proportion as the trustee votes the allocated shares of BAYK Common Stock for which it received instructions from participants and beneficiaries. From the date hereof until the Effective Time, BAYK will cause its ESOP not to (i) redeem or otherwise acquire any shares of BAYK Common Stock, except for repurchases by BAYK itself (and, for avoidance of doubt, not by the ESOP) of shares of BAYK Common Stock from employees to the extent required by the ESOP, permitted by the ESOP and applicable law in connection with distributions, or as otherwise specifically provided herein, (ii) permit the ESOP to make distributions in respect of shares of BAYK Common Stock to participants and beneficiaries except as required under the ESOP or by applicable law, or as permitted under the ESOP and applicable law, or (iii) take any action or fail to take any action that would, or that could be reasonably expected to, adversely affect the tax-qualified status of the ESOP under Sections 401(a) and 501(a) of the Code or that would, or that could be reasonably expected to, constitute a breach of fiduciary duty under ERISA. If requested by BRBS at least sixty (60) days (or such shorter period reasonably agreed to by the parties) prior to the Effective Time, BAYK shall take, and shall cause its Subsidiaries or the trustee of its ESOP to take, prior to the Effective Time, all actions reasonably requested by BRBS that may be necessary or appropriate, conditioned (as applicable, with respect to contributions) on the occurrence of the Effective Time and to the extent not prohibited by applicable law, to (i) make one or more contributions to the ESOP that is sufficient to repay the full outstanding balance of all ESOP loan(s); (ii) to the extent Sections 404 and/or 415 of the Code would prevent BAYK from making a contribution sufficient to repay the full outstanding balance of all ESOP loan(s), make the maximum contribution permitted and have the ESOP remit to BAYK a sufficient number of unallocated shares of BAYK Common Stock held by the ESOP’s suspense account to reimburse BAYK for its assumption and repayment of any remaining outstanding ESOP loan(s) owed to lenders other than BAYK; and (iii) provide that no new participants shall be admitted to the ESOP on or after the date the ESOP loan(s) are no longer outstanding, no employer contributions shall be made for compensation with respect to services performed on or after the date the ESOP loan(s) are no longer outstanding, and, other than normal vesting, no additional benefits shall accrue to any ESOP participant or beneficiary with respect to services performed on or after the date the ESOP loan(s) are no longer outstanding. The form and substance of such resolutions and any other documents that are necessary to effect the foregoing shall be subject to the review and prior written approval of BRBS, which shall not be unreasonably withheld or delayed. To the extent applicable, none of the unallocated shares of BAYK Common Stock remitted to BAYK to reimburse BAYK for repayment of the ESOP loan(s) will be entitled to receive any Merger Consideration. All remaining unallocated shares of BAYK Common Stock, if any, held by the ESOP after the ESOP loan(s) are no longer outstanding shall be allocated among the participant accounts in accordance with the terms of the ESOP. As of the Effective Time, all shares of BAYK Common Stock held by the ESOP shall be converted into the right to receive the Merger Consideration.

(j) Nothing in this Section 5.10 shall be interpreted as preventing the Continuing Corporation or its Subsidiaries, from and after the Effective Time, from amending, modifying or terminating any BRBS Benefit Plans or BAYK Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.11 Reservation of Shares; NYSE Listing.

(a) BRBS shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of the Continuing Corporation Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b) BRBS shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NYSE American market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

5.12 Indemnification; Insurance.

(a) Following the Effective Time, the Continuing Corporation and its Subsidiaries, as the case may be, shall jointly and severally indemnify, defend and hold harmless, and advance expenses to any person who has rights to indemnification or advancement of expenses from BAYK or any of its Subsidiaries (an “Indemnified Party”) (in any capacity), to the same extent and on the same conditions as such person was entitled to indemnification or advancement of expenses pursuant to applicable law and BAYK’s Organizational Documents or any BAYK Subsidiary’s Organizational Documents, as the case may be, or any indemnification agreements to which an Indemnified Party is a party as in effect on the date of this Agreement, subject, in the case of advancement of expenses, to the Indemnified Party providing a written undertaking to repay such advancements as contemplated by Section 13.1-699A of the VSCA. Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.

(b) The Continuing Corporation shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on terms and conditions no less favorable than those of the existing directors’ and officers’ liability (including fiduciary and cyber coverage) insurance maintained by BAYK from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by BAYK for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to BAYK or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement of expenses and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(e) If the Continuing Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Continuing Corporation will cause proper provision to be made so that the successors and assigns of the Continuing Corporation will expressly assume the obligations set forth in this Section 5.12. For the avoidance of doubt, to the extent required by any agreement previously entered into by BAYK in connection with a merger, acquisition or other business combination, the provisions of this Section 5.12 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by BAYK.

5.13 Employment Arrangements.

(a) Except as provided in Section 5.10(h), the Continuing Corporation will, as of and after the Effective Time, assume and honor all employment, severance, change in control and non-qualified deferred compensation agreements or arrangements that BAYK and its Subsidiaries have with their current and former officers, directors and employees and which are set forth in Section 5.13(a) of BAYK’s Disclosure Letter, except to the extent (i) BRBS and the applicable employee or director have agreed to a replacement agreement after the date hereof but prior to the Effective Time or (ii) any such agreements or arrangements shall have been amended, terminated or superseded without BRBS’s consent after the date hereof but prior to the Effective Time.

(b) BAYK and BRBS will establish a retention bonus pool that will be dedicated to certain of their non-executive officer employees for purposes of retaining such employees prior to and after the Effective Time, with the participating employees and specific terms of such retention bonuses to be determined by BAYK and BRBS in accordance with Section 5.13(b) of BAYK’s Disclosure Letter and BRBS’s Disclosure Letter.

(c) Prior to the Effective Time, BAYK shall have obtained a general release from each of the individuals listed in Section 5.13(c) of BAYK’s Disclosure Letter associated with each individual’s respective employment prior to the Effective Time. Such release shall be in a form acceptable to BRBS.

(d) As of the date hereof, BRBS has entered into employment agreements which will become effective as of the Effective Time, with the individuals named in Section 5.13(d) of BRBS’s Disclosure Letter.

5.14 Notice of Deadlines.

At least sixty (60) days prior to the Effective Time, BAYK shall provide BRBS with a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which BAYK or any of its Subsidiaries is a party. For purposes of this Section 5.14 only, a material agreement shall mean an agreement not terminable on thirty (30) days or less notice and involving the payment or value of more than $100,000 per year and/or has a termination fee.

5.15 Consent to Assign and Use Leased Premise.

On Section 5.15 of its Disclosure Letter, BAYK has provided a list of all material leases with respect to real or personal property used by it or any of its Subsidiaries. With respect to the leases disclosed in Section 5.15 of its Disclosure Letter, BAYK and each of its Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of BAYK and each of its Subsidiaries to the Continuing Corporation or an appropriate Subsidiary of the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation or an appropriate Subsidiary of the Continuing Corporation.

5.16 Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and its board of directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.17 Change of Method.

BRBS and BAYK shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the BAYK Shareholders Meeting or the BRBS Shareholders Meeting), to change the method or structure of effecting the combination of BRBS and BAYK (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio, (ii) adversely affect the tax treatment of BRBS or BAYK pursuant to this Agreement, (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner or (iv) require the approval of either party’s shareholders under the VSCA unless such change is conditioned upon obtaining such approval. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.18 Certain Policies.

Prior to the Effective Time, BAYK shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BRBS; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(a) and Section 6.1(b).

5.19 Shareholder Litigation.

Each of BRBS and BAYK shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by either party shall be agreed to without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.20	Section 16 Matters.

BRBS and BAYK agree that, to most effectively compensate and retain certain directors and officers of BAYK in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of BAYK not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of BAYK Common Stock in the Merger, and for that purpose agree to the provisions of this Section 5.20. BAYK shall deliver to BRBS, in a reasonably timely fashion prior to the Effective Time, accurate information regarding certain officers and directors of BAYK. Subject to the reporting requirements of Section 16(a) of the Exchange Act, and the Boards of Directors of BRBS and BAYK, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause (in the case of BAYK) any dispositions of BAYK Common Stock by the directors and officers of BAYK, and (in the case of BRBS) any acquisitions of the Continuing Corporation Common Stock by any director or officer of BAYK who (if any), immediately following the Merger, will be an officer or director of the Continuing Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

5.21	Assumption of Subordinated Notes.

Upon the Effective Time, the Continuing Corporation shall assume the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of BAYK to be performed or observed. As used in this Section 5.21, “Subordinated Notes” means that series of notes issued by BAYK and outstanding as of the Effective Time, designated as the (i) “6.50% Subordinated Note Due May 28, 2025” and (ii) “5.625% Fixed-to-Floating Rate Subordinated Note Due 2029.”

ARTICLE 6

CONDITIONS TO THE MERGER

6.1	General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the BRBS Shareholder Approval and the BAYK Shareholder Approval.

(b) Regulatory Approvals. BRBS and BAYK shall have received all Regulatory Approvals, all notice periods and waiting periods required after the granting of any such

Regulatory Approvals shall have passed, and all such Regulatory Approvals shall be in effect; provided, that no such approvals shall contain any conditions, restrictions or requirements that would, after the Effective Time, have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Continuing Corporation and its Subsidiaries taken as a whole (after giving effect to the Merger and measured on a scale relative to BRBS and its Subsidiaries).

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits or makes illegal the consummation of the Merger.

(e) NYSE Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of BAYK Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE American market, subject to official notice of issuance.

6.2	Conditions to Obligations of BRBS.

The obligations of BRBS to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by BRBS pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of BAYK set forth in Section 3.3, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and BRBS shall have received a certificate, dated as of the Closing Date, signed on behalf of BAYK by the Chief Executive Officer and Chief Financial Officer of BAYK to such effect.

(b) Performance of Obligations. BAYK and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and BRBS shall have received a certificate, dated as of the Closing Date, signed on behalf of BAYK by the Chief Executive Officer and Chief Financial Officer of BAYK to such effect.

(c) Federal Tax Opinion. BRBS shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Pepper Hamilton Sanders LLP, in form and substance reasonably satisfactory to BRBS, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of BRBS and BAYK reasonably satisfactory in form and substance to such counsel.

6.3	Conditions to Obligations of BAYK.

The obligations of BAYK to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by BAYK pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of BRBS set forth in Section 3.3, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and BAYK shall have received a certificate, dated as of the Closing Date, signed on behalf of BRBS by the Chief Executive Officer and Chief Financial Officer of BRBS to such effect.

(b) Performance of Obligations. BRBS and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and BAYK shall have received a certificate, dated as of the Closing Date, signed on behalf of BRBS by the Chief Executive Officer and Chief Financial Officer of BRBS to such effect.

(c) Federal Tax Opinion. BAYK shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to BAYK, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of BRBS and BAYK reasonably satisfactory in form and substance to such counsel.

ARTICLE 7

TERMINATION

7.1	Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after receipt of the BRBS Shareholder Approval or the BAYK Shareholder Approval, as provided below:

(a) Mutual Consent. By the mutual consent in writing of BRBS and BAYK;

(b) Closing Delay. By either BRBS or BAYK, evidenced by written notice, if the Merger has not been consummated by July 31, 2021 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) Regulatory Approval Denied. By either BRBS or BAYK in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any

Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, unless the denial of such regulatory approval shall be due to, or materially contributed to by, the fault of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth in this Agreement;

(d) Breach of Representation or Warranty. By either BRBS or BAYK (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of BRBS and Section 6.3(a) in the case of BAYK;

(e) Breach of Covenant or Agreement. By either BRBS or BAYK (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(b) in the case of BRBS and Section 6.3(b) in the case of BAYK;

(f) BAYK Solicitation and Recommendation Matters; BAYK Shareholders Meeting Failure. By BRBS, at any time prior to the BAYK Shareholder Approval, (i) if BAYK has failed to make the BAYK Board Recommendation, (ii) upon a Change in BAYK Recommendation or upon BAYK’s approval, adoption, endorsement or recommendation of any Acquisition Proposal, or (iii) if BAYK has failed to comply in all material respects with its obligations under Section 5.3(b) and Section 5.5;

(g) No BAYK Shareholder Approval. By either BRBS or BAYK, if the BAYK Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the BAYK Shareholders Meeting;

(h) BRBS Solicitation and Recommendation Matters; BRBS Shareholders Meeting Failure. By BAYK, at any time prior to the BRBS Shareholder Approval, (i) if BRBS has failed to make the BRBS Board Recommendation, (ii) upon a Change in BRBS Recommendation or upon BRBS’s approval, adoption, endorsement or recommendation of any Acquisition Proposal, or (iii) if BRBS has failed to comply in all material respects with its obligations under Section 5.3(a) and Section 5.5;

(i) No BRBS Shareholder Approval. By either BRBS or BAYK, if the BRBS Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the BRBS Shareholders Meeting;

(j) BAYK Superior Proposal. By BAYK if the Board of Directors of BAYK determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that BAYK pays to BRBS the Termination Fee simultaneously with such termination pursuant to Section 7.4(b); or

(k) BRBS Superior Proposal. By BRBS if the Board of Directors of BRBS determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that BRBS pays to BAYK the Termination Fee simultaneously with such termination pursuant to Section 7.4(d).

7.2	Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of BRBS, BAYK, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c), Section 5.7, Section 7.1, Section 7.2, Section 7.4, Section 7.5 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3	Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, the Affiliate Agreements and the Director Noncompetition Agreements which shall survive in accordance with their terms) shall survive the Effective Time, except for Section 5.10, Section 5.12 and Section 5.13 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

7.4	Termination Fee.

(a) In the event that (i) after the date of this Agreement, an Acquisition Proposal with respect to BAYK shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of BAYK, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to BAYK after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by BAYK or BRBS pursuant to Section 7.1(b) (if the BAYK Shareholder Approval has not theretofore been obtained), (B) by BRBS pursuant to Section 7.1(d) or Section 7.1(e), or (C) by BAYK or BRBS pursuant to Section 7.1(g) and (iii) prior to the date that is twelve (12) months after the date of such termination BAYK enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BAYK shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay BRBS a fee equal to $4,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account designated by BRBS.

(b) In the event this Agreement is terminated by BRBS pursuant to Section 7.1(f) or by BAYK pursuant to 7.1(j) then BAYK shall, on the date of termination, pay BRBS the Termination Fee by wire transfer of immediately available funds to the account designated by BRBS.

(c) In the event that (i) after the date of this Agreement, an Acquisition Proposal with respect to BRBS shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of BRBS, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to BRBS after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by BRBS or BAYK pursuant to Section 7.1(b) (if the BRBS Shareholder Approval has not theretofore been obtained), (B) by BAYK pursuant to Section 7.1(d) or Section 7.1(e), or (C) by BAYK or BRBS pursuant to Section 7.1(i) and (iii) prior to the date that is twelve (12) months after the date of such termination BRBS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BRBS shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay BAYK the Termination Fee by wire transfer of immediately available funds to the account designated by BAYK.

(d) In the event this Agreement is terminated by BAYK pursuant to Section 7.1(h) or by BRBS pursuant to Section 7.1(k), then BRBS shall, on the date of termination, pay BAYK the Termination Fee by wire transfer of immediately available funds to the account designated by BAYK.

(e) Each of BRBS and BAYK acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BRBS and BAYK, respectively, would not enter into this Agreement. Accordingly, if BRBS or BAYK, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, BRBS or BAYK, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, BRBS or BAYK, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

7.5	Expenses.

Except as otherwise expressly provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by BRBS and BAYK.

ARTICLE 8

GENERAL PROVISIONS

8.1	Entire Agreement.

This Agreement, including the Disclosure Letters of each party and the exhibits hereto, and the Confidentiality Agreements contain the entire agreement between BRBS and BAYK with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2	Binding Effect; No Third-Party Rights.

This Agreement shall bind BRBS and BAYK and their respective successors and assigns. Other than Sections 5.10, 5.12 and 5.13 and for the rights of BAYK’s shareholders arising after the Effective Time under Article 2, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3	Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the BRBS Shareholders Meeting or the BAYK Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Regulatory Approvals.

8.4	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

8.5	Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered, facsimile transmitted (with confirmation) or delivered by e-mail (with confirmation); (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to BRBS:

Brian K. Plum

President and Chief Executive Officer

Blue Ridge Bankshares, Inc.

1807 Seminole Trail

Charlottesville, Virginia 22911

Facsimile: (540) 743-5536

E-mail: bplum@mybrb.com

with a copy to:

Mark Windon Jones

Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Building

1001 Haxall Point

Richmond, Virginia 23219

Facsimile: (804) 698-6034

E-mail: mark.jones@troutman.com

If to BAYK:

Randal R. Greene

President and Chief Executive Officer

Bay Banks of Virginia, Inc.

1801 Bayberry Court

Richmond, Virginia 23236

Facsimile: (804) 435-0543

E-mail: randal.greene@vcb.bank

with a copy to:

Scott H. Richter

Lee G. Lester

Williams Mullen

200 S. 10th Street, Suite 1600

Richmond, Virginia 23219

Facsimile: (804) 420-6507

E-mail: srichter@williamsmullen.com

             llester@williamsmullen.com

8.6	Counterparts; Facsimile Signature.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

8.7	Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8	Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

8.9	Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Randal R. Greene
Randal R. Greene
President and Chief Executive Officer

61